Exhibit 99.1
FOR IMMEDIATE RELEASE

Hyperdynamics Appoints Former Amoco Executive and Proven Industry Professional Ray Leonard as Chief Executive Officer

New Leadership Prepared to Take Hyperdynamics to Next Level

HOUSTON -- July 23, 2009 -- Hyperdynamics Corporation (the “Company”) (NYSE AMEX:HDY) today announced that it has appointed Ray Leonard as Chief Executive Officer and a Director of Hyperdynamics, effective immediately. The Company also announced that Kent Watts, former CEO and Chairman, is now assuming the role of Non-Executive Chairman of its Board of Directors.

With a 32-year career in the oil industry with a focus on exploration and business development, Leonard joins Hyperdynamics as a highly qualified leader with significant E&P and management experience. As a senior executive, he has managed annual budgets exceeding $200 million, and has led staffs of over 200 employees. He has also been intimately involved in successful “start-up” operations on several occasions.

“Mr. Leonard’s background and experience is ideally suited to fit Hyperdynamics’ needs as we take our next steps in the exploration of our Guinea asset,” said Kent Watts. “We are pleased to announce that after an extensive search, we were able to appoint a professional of his caliber.  We look forward to Ray’s plans to reach out to his existing, long-standing business relationships in order to move forward in execution of a successful exploration program and pursuit of a joint venture partner.”

New Hyperdynamics CEO Ray Leonard said, “The Company has a tremendous asset with the opportunity for world-class reserves, and I anticipate aggressively moving ahead to work with the Hyperdynamics team to conduct the further exploration and research necessary to achieve our goals and objectives.”

Leonard most recently served as the Vice President of Eurasia & Exploration for the newly formed Kuwait Energy Company, the first private Arab Oil Company with significant funding and influential support.   Leonard was responsible for company-wide exploration plus production in the former Soviet Union.  He negotiated and completed purchases of companies in Russia, Ukraine and Latvia to form the Eurasia Division, comprising a substantial portion of Kuwait Energy’s reserves. Previously, Leonard served as Senior Vice President of International Exploration & Production for the Hungarian national company MOL PLC, where he was responsible for all upstream activities outside Central Europe.  During his tenure, there were acreage acquisitions in Pakistan, Oman, Russia and Kazakhstan; hydrocarbon discoveries in Pakistan and Kazakhstan; two new fields put on stream in Pakistan; and peak production (55 MBOPD) was reached and maintained in a Russian venture.

Leonard has also served as Vice President of Exploration & New Ventures for Yukos, based in Moscow, Russia, where he was responsible for expanding its operational portfolio outside the core areas of West Siberia and Samara and for negotiating contracts with non-Russian partners. He also evaluated potential ventures in West Africa and the Middle East.

Prior to joining Yukos, Leonard held the title of Vice President of Exploration with the “start-up” company First International Oil (FIOC), where he built an exploration department, ran exploration operations and negotiated Production Sharing Contracts (PSCs) with the Government of Kazakhstan. FIOC was eventually purchased by SINOPEC.

Previously, Leonard spent 19 years with Amoco, where he began as a geologist and was promoted to the executive level as Vice President of Resource Acquisitions. During his tenure at Amoco, he held a three-year assignment as Division Geologist in West Africa.

Leonard holds a Master of Arts in Geology from the University of Texas-Austin and a Bachelor of Science in Geosciences from the University of Arizona. He is also a former AAPG Distinguished Lecturer on Geochemistry and a recognized authority on world oil reserves and future pricing scenarios.

About Hyperdynamics

Hyperdynamics Corporation provides energy for the future by exploring and producing sources of energy worldwide. The company's internationally active oil and gas subsidiary, SCS Corporation, owns rights to explore and exploit 31,000 square miles offshore the Republic of Guinea, West Africa. To find out more about Hyperdynamics Corporation, visit the corporate website at http://www.hyperdynamics.com.

Forward Looking Statements

Statements in this news release are “forward looking” as defined by the U.S. Securities and Exchange Commission and are based on expectations, beliefs or projections that are subject to numerous risks and uncertainties. Investors are cautioned that these statements are not guarantees of future performance, and actual results could differ materially.

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